Filed pursuant to Rule 424(b)(3)

Registration No. 333-253996

WESTERN ASSET MORTGAGE OPPORTUNITY FUND INC.

SUPPLEMENT DATED MARCH 8, 2024 TO

THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 4, 2021

Effective March 1, 2024, the following changes are made to the Fund’s Prospectus and Statement of Additional Information (“SAI”):

Portfolio Management Update

I. Effective March 1, 2024, the section entitled “Management of the Fund – Investment Management Team” in the Fund’s Prospectus is deleted in its entirety and replaced with the following:

Investment Management Team

Set forth below is information regarding the team of professionals at Western Asset responsible for overseeing the day-to-day operations of the Fund. Western Asset utilizes a team approach, with decisions derived from interaction among various investment management sector specialists. The sector teams are comprised of Western Asset’s senior portfolio managers, research analysts and an in-house economist. Under this team approach, management of client fixed income portfolios will reflect a consensus of interdisciplinary views.

Name, Address and Title	Principal Occupation(s) During Past 5 Years

Michael C. Buchanan Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset as an investment professional for at least the past five years.

Greg E. Handler Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; research analyst/portfolio manager at Western Asset since 2002.

Simon Miller Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset as an investment professional since 2021; prior to joining Western Asset, Mr. Miller was a Portfolio Manager for CMBS/CRE at Doubleline Capital; Assistant Vice President, CRE Credit and Asset Management at Torchlight Investors; and Associate Director, CRE Originations at GE Capital.

Additional information about the portfolio managers’ compensation, other accounts managed by them and other information is provided in the SAI.

II. Effective March 1, 2024, the following changes are made to the Fund’s SAI.

a) The table on page 42 in the Fund’s SAI in the section entitled “Portfolio Managers” is deleted in its entirely and replaced with the following:

Name of PM	Type of Account	Number of Accounts Managed	Total Assets Managed	Number of Accounts Managed for which Advisory Fee is Performance- Based	Assets Managed for which Advisory Fee is Performance- Based
Michael C. Buchanan‡*	Other Registered Investment Companies	37	$17.34 billion	None	None
	Other Pooled Vehicles	266	$50.58 billion	23	$2.60 billion
	Other Accounts	570	$170.69 billion	21	$12.68 billion
Greg E. Handler‡	Other Registered Investment Companies Other Pooled Vehicles Other Accounts	4 13 8	$3.02 billion $3.75 billion $2.96 billion	None 2 2	None $165 million $840 million
Simon Miller‡*	Other Registered Investment Companies	None	None	None	None
	Other Pooled Vehicles	10	$921 million	2	$169 million
	Other Accounts	1	$243 million	None	None

‡

The numbers above reflect the overall number of portfolios managed by employees of Western Asset Management Company, LLC (“Western Asset”). Western Asset’s investment discipline emphasizes a team approach that combines the efforts of groups of specialists working in different market sectors. They are responsible for overseeing implementation of Western Asset’s overall investment ideas and coordinating the work of the various sector teams. This structure ensures that client portfolios benefit from a consensus that draws on the expertise of all team members.

*	The information is as of March 1, 2024 and does not reflect the Fund.

b) The section entitled “Portfolio Managers – Securities Ownership of Portfolio Managers” in the Fund’s SAI is deleted in its entirety and replaced with the following:

Portfolio Manager Securities Ownership

The portfolio managers held the following amounts of securities of the Fund as of December 31, 2023.

Portfolio Manager	Dollar Range of Securities Beneficially Owned ($)
Michael C. Buchanan*	A
Greg E. Handler	D
Simon Miller*	A

*	The information is as of March 1, 2024.

Dollar Range ownership is as follows:

A: none

B: $1 - $10,000

C: 10,001 - $50,000

D: $50,001 - $100,000

E: $100,001 - $500,000

F: $500,001 - $1 million

G: over $1 million